Exhibit 10.2

October 12, 2020

Mr. Norman Gardner

Re: Amendment of Consulting Agreement

Dear Norman:

This letter agreement modifies your Consulting Agreement, dated June 29, 2017, as amended on May 19, 2020 (the “Agreement”). In consideration of the mutual promises contained in this letter agreement, VerifyMe, Inc. (“VRME”) and you agree as follows:

1.       Section 2(a) of the Agreement shall be amended by adding a new sentence to the end of the existing language as follows:

“The Term shall be automatically extended for a period of not less than 18 months from and after the occurrence of a Change of Control.”;

2.       The monthly fee provided for in Section 4(a) of the Agreement shall be increased from $12,500 to $14,583.33 representing an annual aggregate fee of $175,000; and

3.       Section 5(c)(3) of the Agreement, shall be amended and restated in its entirety as follows:

“In the event of a Change of Control during the Term and if the Company or the Consultant terminates this Agreement within one year of the Change of Control, Consultant shall be entitled to receive each of the provisions of Section 6(c)(2)(A) – (D) above except the Severance Amount shall equal 18 months of consulting fees and the benefits under Section 6(c)(2)(D) shall continue for an 18 month period provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise.  In the event all or a portion of the benefits under Section 6(c)(2) (D) are subject to 409A of the Code, the Consultant shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).  In the event of Consultant’s death within 12 months following a Change of Control, all payments (in addition and without duplication to payments under subparagraph (a) of this Section) that would have been due under this Agreement for consulting fees through the 18-month anniversary of such Change of Control shall be paid to his surviving spouse, and in the absence of a surviving spouse to his estate, promptly in a lump sum upon the Consultant's death.”

Clinton Square, 75 S. Clinton Ave, Suite 510 | Rochester, NY 14604

Phone: 585-736-9400 | www.verifyme.com OTCQB:VRME

Mr. Norman Gardner

October 12, 2020

In all other respects, the Agreement is ratified and confirmed.

Sincerely yours,

VerifyMe, Inc.

/s/	Patrick White
By:	Patrick White
Chief Executive Officer

I hereby agree to the foregoing:

/s/ Norman Gardner
Norman Gardner

Clinton Square, 75 S. Clinton Ave, Suite 510 | Rochester, NY 14604

Phone: 585-736-9400 | www.verifyme.com OTCQB:VRME